LAWYERS TITLE CORPORATION                            CONTACT: H. Randolph Farmer
6630 West Broad Street, Richmond, Virginia 23230              804-281-6855
Telephone: 804-281-6700; FAX: 804-282-5453
                                                              G. William Evans
                                                              804-281-6752




                                                         FOR IMMEDIATE RELEASE
                                                         November 15, 1996


     Lawyers Title Corporation announces securities portfolio restructuring

         Lawyers Title Corporation (NYSE:LTI), headquartered in Richmond, Virginia, announced today a change in investment strategy for the investment portfolios of its title insurance subsidiaries. This change will result in a shift away from investments in equity securities and into fixed-income securities.

         This shift, which is expected to be completed during the current quarter which ends December 31, 1996 and will involve the sale of approximately $60 million in equity securities, is expected to result in one-time after-tax capital gains of approximately $10.5 million, or $1.18 per share, for the fourth quarter of 1996. Proceeds of the sale of the equity securities will be reinvested in fixed-income securities.

         This repositioning of the portfolio will eliminate the exposure that the regulated surplus of the insurance companies have to market fluctuations inherent in equity portfolios. Additionally, the commensurate increase in fixed income securities will increase the level of more stable, predictable interest income earned by the company.

         Lawyers Title offers a full line of title insurance services to residential and commercial customers through its network of subsidiaries, branch offices, agents and approved attorneys in the U.S., Canada, and the Caribbean. In addition to title insurance, the company offers access to a broad range of real estate services, including environmental insurance, document preparation, tax disbursement and reporting, property appraisals, credit reporting, single and multisite surveys, flood certifications, relocation services and tax-deferred property exchanges under Section 1031 of the Internal Revenue Code.